For Immediate Release

Pricester.com to Launch Corporate Sponsored Lifestyle Websites
Revenues Generated Should Be Significant

Hollywood, FL [Feb. 6, 2008] - Pricester.com, Inc. (PRCC), an Internet marketing and technology company, will launch a series of demographically targeted "lifestyle" websites with popular themes such as home, relationships, health, sports, and related "quality of life" issues. The websites are anchored by accomplished personalities, under agreement to contribute content and promotional assistance.

Early releases include the Spanish language, Deportes y Vida (Sports and Living), with Edgar Lopez. Mr. Lopez, an Emmy nominee, is a respected broadcast personality and sports journalist. He has been the Spanish language voice of the Chicago Bulls, White Sox, Dallas Mavericks, Texas Rangers, is featured daily on Telemundo's powerhouse morning show, Cada Dia (similar to the Today show), and co-hosts Telemundo's Titulares y Mas sports program. NBC-owned Telemundo is the second largest Spanish content producer worldwide. Mr. Lopez is part of the official NBC-Telemundo team covering the Super Bowl, the NBA All Star Game and upcoming Olympics in Beijing.

Informative content will also be provided by corporate sponsors. "Companies will have a forum to educate consumers and connect in a more meaningful way, as opposed to just advertising. That's important in
today's competitive marketing environment.   Pricester's lifestyle
websites adds a new dimension to our product menu and the revenues generated through corporate sponsorships should be significant", said Edward Dillon, President and CEO.

Forward Looking Statements
Except for historical matters herein, matters discussed in this release are forward-looking and are made pursuant to the safe harbor provisions of the 1995 Private Securities Litigation Reform Act. Investors are cautioned that these statements reflect numerous assumptions and involve risks and uncertainties that may affect Pricester.com, Inc., its business and prospects, and cause actual results to differ materially from these statements. Among these factors are Pricester.com, Inc.'s operations; competition; entry barriers; relationship reliance; technological changes; website demand; new systems introduction; vendors pricing; software supply.
In light of risks and uncertainties in these forward-looking statements, they should not be regarded as a representation by Pricester.com, Inc. or any other person that the projected results, objectives or plans will be achieved. Pricester.com, Inc. undertakes no obligation to revise or update these statements to reflect events or circumstances after the date hereof.

CONTACT:
          Investor Relations, Pricester
          Ed Dillon, President & CEO
          (954) 272-1200
          edillon@pricester.com Pricester to Soar Over Super Bowl CrowdPrime Zone (Thu, Feb 1 - 10:00am EST)Pricester.com Wins Award from Chamber of CommercePrime Zone (Thu, Jan 18 - 11:12am EST)PRICESTER.COM, INC. Files SEC form 10QSB, Quarterly Report - EDGAR Online (Wed, Oct 25
- 6:06am EST)
   Pricester to Soar Over Super Bowl CrowdPrime Zone (Thu, Feb 1 - 10:00am EST)Pricester.com Wins Award from Chamber of CommercePrime Zone (Thu, Jan 18 - 11:12am EST)PRICESTER.COM, INC. Files SEC form 10QSB, Quarterly Report - EDGAR Online (Wed, Oct 25 - 6:06am EST) PRICESTER.COM, INC. Files SEC form 10QSB, Quarterly Report - EDGAR Online (Wed, Aug 2 - 6:09am EST)
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